                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 8, 2001
                               (November 8, 2001)


                             PETROQUEST ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                            (State of incorporation)

                 1-9020                                                            72-1440714
        (Commission File Number)                                                  (IRS Employer
                                                                               Identification No.)


       400 E. Kaliste Saloom Road, Suite 3000, Lafayette, Louisiana 70508
              (Address of Registrant's principal executive offices)



        Registrant's telephone number, including area code (337) 232-7028



                                 Not Applicable
          (Former name or former address, if changed since last report)




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ITEM 5.  OTHER EVENTS

THE FOLLOWING STATEMENTS WERE RELEASED TO THE PRESS ON
NOVEMBER 8, 2001

          PETROQUEST ENERGY, INC. ANNOUNCES THIRD QUARTER 2001 RESULTS,
                           RECORD QUARTERLY PRODUCTION

Lafayette, Louisiana - November 8, 2001 - PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today net income for the quarter ended September 30, 2001 of $2,508,000 or $0.07 per share, compared to third quarter 2000 net income of $3,019,000 or $0.10 per share. Net cash flow from operations before working capital changes for the third quarter of 2001 increased to $12,015,000 or $0.34 per share as compared to $4,661,000 or $0.15 per share for the comparable 2000 period. For the first nine months of 2001, net income was $10,503,000 or $0.31 per share and net cash flow from operations before working capital changes totaled $33,633,000 or $1.00 per share. Net income and net cash flow from operations before working capital changes for the first nine months of 2000 were $4,685,000 or $0.17 per share, and $8,673,000 or $0.31 per share, respectively.

On a thousand cubic feet equivalent (Mcfe) basis, third quarter 2001 production volumes equaled 4,243,000 Mcfe or 46,122 Mcfe per day, a 227% increase over third quarter 2000 production volumes. For the first nine months of 2001, production volumes increased from 3,368,000 Mcfe in 2000 to 9,476,000 Mcfe or 181%. This is the result of the Company's successful exploration program, which added 15 wells to production since the third quarter of 2000.

Oil and gas sales during the third quarter of 2001 increased 159% to $15,611,000 as compared to the third quarter of 2000. For the first nine months of 2001, sales increased 229% to $42,546,000 from $12,937,000 in the first nine months of 2000. This increase in sales is the result of the significant production increases discussed above. Stated on a Mcfe basis, unit prices received during the third quarter were 21% lower and unit prices received during the first nine months of 2001 were 17% higher, respectively, than the prices received during the comparable 2000 periods.

"PetroQuest continued to experience strong growth and operating results in the third quarter," said Charles Goodson, PetroQuest Chairman and Chief Executive Officer. "While product prices have declined from the third quarter of last year, our quarterly production is at an all time high. Our drilling program remains active. The CL&F #16 at our Turtle Bayou Field is drilling and we expect drilling, logging and evaluation operations to be completed in the next three or four weeks. We are currently drilling our Chenin Blanc Prospect at the Ship Shoal 72 Field. We will follow this with a well at our Burgundy Prospect this year. We are also currently drilling a development location at the Razorback Prospect in the Valentine Field."




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

The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and nine month periods ended September 30, 2001 and 2000.

                                                      Three Months Ended                 Nine Months Ended
                                                      ------------------                 ------------------
                                                         September 30,                      September 30,
                                                         -------------                      -------------
                                                    2001            2000              2001                2000
                                                    ----            ----              ----                ----
Production:
  Oil (Bbls)                                        235,531          42,274            600,073           110,615
  Gas (Mcf)                                       2,830,053       1,044,625          5,875,142         2,704,730
  Total Production (Mcfe)                         4,243,239       1,298,269          9,475,580         3,368,420

Sales:
  Total oil sales                               $ 6,113,127     $ 1,474,966       $ 16,073,126       $ 3,301,896
  Total gas sales                                 9,497,928       4,559,883         26,472,954         9,635,138

Average sales prices:
  Oil (per Bbl)                                 $     25.95     $     34.89       $      26.79           $ 29.85
  Gas (per Mcf)                                        3.36            4.37               4.51              3.56
  Per Mcfe                                             3.68            4.65               4.49              3.84


The above sales include income related to gas collars of $558,000 and $413,000 for the quarter and nine months ended September 30, 2001, respectively. Oil collars had no effect on sales in 2001. The Company was not hedged in 2000.

The following updates guidance for the fourth quarter of 2001 and issues guidance for the full year 2002:

                                                                           Guidance for             Guidance for
Description                                                              4th Quarter 2001               2002
-----------                                                              ----------------               ----
Production volumes (MMcfe/d)                                               45.5 - 46.5              46.0 - 50.0

Percent gas                                                                    70%                      75%

Costs:
        Lease operating costs (per Mcfe)                                   $.55 - $.60              $.55 - $.60
        Production taxes (per Mcfe)                                        $.07 - $.10              $.07 - $.10
        Depreciation, depletion and amortization (per Mcfe)               $1.65 - $1.75            $1.65 - $1.75
        General and administrative (in millions) *                         $1.8 - $2.0              $6.0 - $6.5
        Interest expense (in millions)                                    $.300 - $.330           $2.250 - $2.750

Effective tax rate (all deferred)                                              37%                      37%

* The estimate of general and administrative costs for the fourth quarter includes a one time non-cash charge of approximately $400,000 related to extending the term of certain stock option agreements.




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The Company has hedges in place during the fourth quarter of 2001. 6,000/MBtu per day of gas has been sold under combined costless collars with a floor price of $4.00/MMBtu and weighted average ceiling of $8.93/MMBtu. In addition, 750 barrels per day of oil production has been sold under another costless collar with a floor of $26.00 per barrel and ceiling of $30.90 per barrel. PetroQuest Energy, Inc. is an independent oil and gas exploration and production company primarily focused on growing its reserves and shareholder value through a combination of drilling development locations and high potential exploration prospects along the coast of and in the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production, the timing of development expenditures and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.




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
                             PETROQUEST ENERGY, INC.
                      Consolidate Statements of Operations
                                   (unaudited)
                  (Amounts In Thousands, Except Per Share Data)

                                                         Three Months Ended           Nine Months Ended
                                                         ------------------           ------------------
                                                            September 30,                September 30,
                                                            -------------                -------------
                                                         2001          2000           2001          2000
                                                         ----          ----           ----          ----
Revenues:
    Oil and gas sales                                 $ 15,611       $ 6,035       $ 42,546      $ 12,937
    Interest and other income                             (143)           97            363           205
                                                      --------       -------       --------      --------
                                                        15,468         6,132         42,909        13,142
                                                      --------       -------       --------      --------

Expenses:
    Lease operating expenses                             1,984           540          5,140         1,837
    Production taxes                                       317           275            822           626
    Depreciation, depletion and amortization             7,223         1,642         15,413         3,988
    General and administrative                           1,264           652          3,179         1,993
    Interest expense                                       699             4          1,682            13
                                                      --------       -------       --------      --------


Income from operations                                   3,981         3,019         16,673         4,685

        Income tax expense                               1,473            --          6,170            --
                                                      --------       -------       --------      --------

Net income                                            $  2,508       $ 3,019       $ 10,503      $  4,685
                                                      ========       =======       ========      ========

Earnings per common share:
        Basic                                         $   0.08       $  0.10       $   0.33      $   0.18
                                                      ========       =======       ========      ========
        Diluted                                       $   0.07       $  0.10       $   0.31      $   0.17
                                                      ========       =======       ========      ========

Weighted average number of common shares:
        Basic                                           32,471        29,334         31,579        25,835
                                                      ========       =======       ========      ========
        Diluted                                         34,875        30,799         33,602        27,906
                                                      ========       =======       ========      ========





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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: November 8, 2001                PETROQUEST ENERGY, INC.


                                      By: /s/ Daniel G. Fournerat
                                         ---------------------------------------
                                         Daniel G. Fournerat
                                         Senior Vice President, General Counsel
                                         and Secretary




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